Exhibit 99.1

For:	THE OHIO ART COMPANY	Contact:RON COMO & ASSOCIATES, INC.
	One Toy Street	330 East 46th St., Suite 7C
	P.O. Box 111	New York, NY 10017
	Bryan, OH 43506	Tel: (212) 557-4140
Jerry D. Kneipp
	Chief Financial Officer	November 26, 2003
	Tel: (419) 636-3141	Immediate Release

THE OHIO ART COMPANY REPORTS OPERATING RESULTS FOR

THE THIRD QUARTER AND NINE MONTHS OF FISCAL 2004

BRYAN, OHIO, NOVEMBER 26, 2003  —  The Ohio Art Company, (ASE-OAR), today announced operating results for the third quarter and nine months ended October 31, 2003.

Net sales decreased approximately 24% from $28,537,000 for the nine months ended October 31, 2002 to $21,734,000 for the nine months ended October 31, 2003.  For the three month period, net sales decreased approximately 29% from $12,016,000 for the quarter ended October 31, 2002 to $8,564,000 for the quarter ended October 31, 2003.  Toy shipments, both international and domestic, trailed the comparable nine month period of fiscal year 2003, affected by a dramatic drop in Betty Spaghetty® fashion doll shipments caused by the success of a competitive fashion doll in most markets.  Non-toy volume rose about 9% on the strength of the Diversified Products Lithography Division’s having obtained some new customers.  The Strydel Diversified Products Division’s volume was similar to the previous nine months results.

Net loss for the nine months ended October 31, 2003 amounted to $549,000 or $.63 per share on 874,000 average shares outstanding compared to a net income of $891,000 or $1.02 per share on 873,000 average shares outstanding during the nine months ended October 31, 2002.  Overall results were positively impacted by improved profitability in the Diversified Products Lithography Division.  These results were more than offset, however, by the loss of profit generated in fiscal year 2003 from fashion doll sales and fashion doll royalty income.

Net income for the third quarter amounted to $281,000 or $.32 per share on 874,000 average shares outstanding compared to net income of $1,030,000 or $1.18 per share on 873,000 average shares outstanding during the quarter ended October 31, 2002.

Established in 1908 and headquartered in Bryan, Ohio, The Ohio Art Company manufactures and markets the world famous Etch A Sketch® drawing toy, as well as a complete line of toys that enhance and provide development, creativity, and positive reinforcement.  Product lines include “Making Creativity Fun” activity toys, such as Etch A Sketch®, Betty Spaghetty® fashion doll, and A.R.M. 4000 XL™.  In addition, the Company’s Diversified Products segments manufacture specialty plastic and lithographed products for the automotive, photographic, food container, and specialty premium markets.

The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated.  For a discussion of factors that may affect actual results, investors should refer to the Company’s most recent Form 10-K filed with the SEC.  The Company assumes no obligation to update any forward-looking statements contained in this release.

THE OHIO ART COMPANY AND SUBSIDIARIES*

(Thousands Except Per Share Data)

	Nine Months Ended		Three Months Ended
	10/31/03	10/31/02	10/31/03	10/31/02
Net Sales	$21,734	$28,537	$8,564	$12,016
Income (Loss) Before Income Taxes	(837)	1,386	333	1,577
Provision For (Benefit From) Income Taxes	(288)	495	52	547
Net Income (Loss)	(549)	891	281	1,030
Net Income (Loss) Per Share	(.63)	1.02	.32	1.18
Average Shares Outstanding	874	873	874	873

*                 Unaudited and subject to year-end adjustments.